Exhibit D-2


                                STATE OF ILLINOIS

                          ILLINOIS COMMERCE COMMISSION

INTERSTATE POWER AND LIGHT COMPANY             :
                                               :
Application pursuant to Section 6-102(b) of    :    DOCKET NO. 02-0597
the Public Utilities Act for an Order          :
Authorizing the Issuance of up to              :
$200,000,000 in shares of Preferred Stock      :

                                      ORDER
                                      -----

By the Commission:

      On September 13, 2002, Interstate Power and Light Company ("Petitioner" or "IPL") filed with the Commission a verified application pursuant to Section 6-102 of the Public Utilities Act ("Act"), 220 ICLS 5/6-102. On November 5, 2002, Petitioner filed a verified amended and restated application pursuant to
Section 6-102; and 6-108 determining the fee to be paid pursuant to Section 6-108 of the Act. Petitioner is seeking authority to issue preferred stock in the amount of $200,000,000, as set forth in the Amended and Restated Application ("Amended Application").

      Pursuant to proper legal notice, hearings were held in this matter on November 13 and November 26, 2002 before a duly authorized Administrative Law Judge of the Commission in its offices in Chicago Illinois. Petitioner and Commission Staff ("Staff") appeared at the hearings. At the conclusion of the November 26, 2002, hearing the record was marked "Heard and Taken."

      THE PETITION

      Petitioner is an Iowa corporation operating as a public utility in Illinois pursuant to the Act and operating as a public utility in Iowa and Minnesota. IPL supplies electric and gas service in the northwestern section of Illinois.

      Petitioner proposes, from time to time through December 31, 2005 (the "Authorization Period"), to issue and sell one or more new series of the Applicant's preferred stock, par value $0.01 per share ("Preferred Stock"), in a combined aggregate amount not to exceed $200 million outstanding at any time. Petitioner anticipates that the issuance and sale of each series of Preferred Stock will be by means of competitive bidding, or negotiated public offering or private placement with institutional investors.


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                                                                         02-0597


      As of June 30, 2002, Petitioner had 24,000,000 authorized shares of common stock, 13,370,788 of which were issued and outstanding, and 1,927,787 authorized shares of preferred stock, 1,127,787 of which were issued and outstanding.

      As of September 16, 2002, Petitioner had redeemed all of its outstanding shares of preferred stock. On October 9, 2002, Petitioner amended and restated its Restated Articles of Incorporation ("Articles") to authorize 16,000,000 shares of Preferred Stock, which may be issued in one or more series with such rights and preferences as Petitioner's board of directors may fix and determine, including, without limitation, the voting power (if any) of any series of Preferred Stock; the redemption price; the dividend rate; the right (if any) of the holders of any series of Preferred Stock to convert the same into, or exchange the same for, other classes of stock of the Applicant; liquidation preferences; and sinking fund provisions.

      The price, exclusive of accumulated dividends, to be paid to Petitioner for each series of Preferred Stock, will be as fixed from time to time by Petitioner's board of directors. The dividend rate on each series of Preferred Stock will be consistent with the dividend rate on similar securities of comparable credit quality and maturities issued by other companies, provided that, if no such comparable securities have been issued recently, such series of Preferred Stock may have a dividend rate at the time of issuance not greater than 500 basis points over the applicable Treasury Rate, if issued at a fixed rate, or 500 basis points over LIBOR for the relevant interest rate period, if issued at a floating rate.

      Petitioner intends to issue up to $150,000,000 of Preferred Stock by year-end 2002, with the remainder to be issued before December 31, 2005. Each series of Preferred Stock may be redeemable at specified redemption prices or may be perpetual in duration, which may be subject to a restriction on optional redemption for a given number of years. Petitioner may include for any series of Preferred Stock provisions for a sinking fund designed to redeem annually, commencing a specified number of years after the first day of the calendar month in which such series is issued, at the stated value per share of such series, plus accumulated dividends, a number of shares equal to a given percentage of the total number of shares up to a given percentage of the total number of shares of such series, with Petitioner having an option to redeem annually an additional number of shares up to a given percentage of the total number of shares of such series.

      Petitioner proposes to use the net proceeds derived from the issuance and sale of Preferred Stock for one or more of the following purposes:

      A. For the redemption, retirement or open market purchase of up to $141,450,000 of the following series of debt:

            (i) Up to $20,000,000 of the Interstate Power Company (IPL), First Mortgage Bonds, 8 5/8% Series Due 2021;


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                                                                         02-0597


            (ii) Up to $94,000,000 of the Interstate Power Company (IPL), First Mortgage Bonds, 7 5/8% Series Due 2023; and

            (iii) Up to $27,450,000 of the Iowa Southern Utilities Company
                  (IPL), First Mortgage Bonds, 7 1/4% Series Due 2007,

      B. For capital expenditures relating to the Power Iowa project, an initiative involving the construction of a natural gas power plant at Mason City, Iowa to provide electric utility service to Petitioner customers. Total expenditures for the project are estimated to cost up to $400,000,000; Petitioner potentially may use up to $50,430,000 of the proceeds for this project.

      C. For other general corporate purposes, including repayment of short-term debt of Petitioner.

      Petitioner will not publicly issue any Preferred Stock unless such securities are rated at the investment grade level as established by at least one nationally recognized statistical rating organization, as that term is used in paragraphs (c)(2)(vi)(E), (F) and (H) of Rule 15c3-1 under the Securities Exchange Act of 1934.

      Petitioner represents it will maintain its common equity as a percentage of its capitalization (inclusive of its short-term debt) at no less than 30%.

      The fees for issuance of the Preferred Stock required pursuant to Section 6-108 of the Public Utilities Act were calculated to be $11,120.00.

      Petitioner represents that, in its judgment, the consent to carry out the transactions proposed in the Amended Application is necessary to the conduct of Petitioner's business as a public utility, will be in the public interest, and that the public will be convenienced thereby.

      STAFF'S POSITION

      At the hearing, Staff indicated that it has no objection to the financing proposed in the amended petition.

COMMISSION FINDING AND CONCLUSIONS

      The Commission having considered the entire record herein, and being fully advised in the premises, is of the opinion and finds that:

      (1) Petitioner is an Iowa corporation, engaged in the sale of gas and electricity to the public of the State of Illinois, and is a public utility within the meaning of the Public Utilities Act;


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                                                                         02-0597


      (2) the Commission has jurisdiction over Petitioner and of the subject matter of this proceeding;

      (3) the recitals of fact set forth in the prefatory portion of this order are supported by evidence record and are hereby adopted as fact;

      (4) Petitioner's proposed issuance of preferred securities in a combined aggregate amount not to exceed $200 million outstanding at any time as described herein should be approved in accordance to Section 6-102; and

      (5) Petitioner should pay a fee in the amount of $11,200.00 in accordance with Section 6-108 no later than 30 days after the service of this Order.

      IT IS THEREFORE ORDERED by the Illinois Commerce Commission that Interstate Power and Light Company's proposed issuance of $200,000,000 in preferred securities as described herein, is hereby approved in accordance with
Section 6-102 of the Act.

      IT IS FURTHER ORDERED that Interstate Power and Light Company shall pay a fee in the amount of $11,200.00 in accordance with Section 6-108 of the Act.

      IT IS FURTHER ORDERED that the subject to the provisions for Section 10-113 of the Public Utilities Act and 83 Ill.Adm.Code 200.880, this Order is final; it is not subject to the Administrative Law Review.

      By order of the Commission this 11th day of December, 2002.


                                          (SIGNED) KEVIN K. WRIGHT

                                                      Chairman

(S E A L)


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